UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 13, 2014

ALEXION PHARMACEUTICALS, INC.
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(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
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(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410
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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:    (203) 272-2596

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

®	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
®	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
®	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
®	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 13, 2014, Alexion Pharmaceuticals, Inc. (Alexion) and Moderna Therapeutics, Inc. (Moderna) entered into an exclusive strategic arrangement for the discovery and development of messenger RNA Therapeutics™ to treat rare diseases. Pursuant to an Option Agreement, Alexion made an upfront payment to Moderna of $100 million to purchase 10 product options to develop and commercialize treatments for rare diseases with Moderna’s mRNA Therapeutics™ platform. Alexion will lead the discovery, development and commercialization of the treatments produced through the long-term strategic agreement. Moderna will retain responsibility for the design and manufacture of the messenger RNA against selected targets. Following the exercise of an option by Alexion, Moderna will be entitled to drug development and commercial milestone payments, as well as high single to double digit royalties on commercial sales.

In addition, Alexion made a $25 million preferred equity investment into Moderna LLC.

The foregoing description of the Option Agreement does not purport to be a complete description of the terms and conditions therein and is qualified in its entirety by reference to the full text of the agreement that will be filed as an exhibit to Alexion’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014. On January 13, 2014, Alexion issued a press release announcing the transaction, and a copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

99.1 Press Release issued by Alexion Pharmaceuticals, Inc. and Moderna Therapeutics, Inc. on January 14, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

By:     /s/ Michael V. Greco
Name: Michael V. Greco
Title: Vice President of Law and Corporate Secretary

Date: January 16, 2014